UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stillwater Mining Company

(Name of Registrant as Specified In Its Charter)

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PRESS RELEASE

FOR IMMEDIATE RELEASE:                      April 8, 2013

Stillwater Urges Shareholders to Vote the WHITE Proxy FOR Stillwater’s Director Nominees

Exposes Lack of Experience and Qualifications of Clinton Group Nominees

Highlights Clinton Group’s Value Destroying Track Record

BILLINGS, MONTANA – Stillwater Mining Company (NYSE:SWC) (TSX:SWC.U) (“Stillwater” or the “Company”) today announced that it has sent a letter to shareholders in connection with the Company’s 2013 Annual Shareholders Meeting, which will be held on May 2, 2013.

The letter details Stillwater’s many concerns with the Clinton Group, a 1.3% shareholder, and its attempt to take control of the Company. In particular, the Clinton Group offers no new strategy or detailed operating plan and has shown through its communications that it does not understand the Company’s business. Several of Clinton Group’s misguided demands, the company believes, will be value-destructive for Stillwater’s shareholders.

The letter exposes the fact that Clinton Group’s director nominees are not qualified to oversee a U.S. public company, nor are they qualified to oversee complex, PGM underground mining operations. Certain individuals also have questionable professional backgrounds and educational representations. The letter goes on to detail Clinton Group’s poor investment track record and the significant value they have destroyed at other companies.

All shareholders of record as of March 6, 2013 are entitled to vote at the 2013 Annual Shareholders Meeting. Stillwater encourages all shareholders to carefully review its definitive proxy filing and other materials and vote only their WHITE proxy card. For more information about Stillwater’s 2013 Annual Shareholders Meeting, please visit www.supportstillwater.com.

The full text of the letter follows:

April 8, 2013

Dear Fellow Shareholder:

ENSURE THE CONTINUED SUCCESS OF STILLWATER –

PLEASE VOTE THE WHITE PROXY CARD TODAY

Since 2001, we have transformed Stillwater from a single low-volume, high-cost mine into an integrated set of highly competitive, industry-leading PGM operations and core growth prospects based in Montana. We have managed to accomplish this despite extreme PGM price volatility, critical auto contract expirations, ever deeper and receding mine operations and an ore body weighted 3.4:1 toward lower-priced palladium. Today, the outlook for Stillwater is better than it has ever been and the Company is well positioned to take advantage of extremely favorable PGM market fundamentals at a time when many of our peers face significant operational and financial challenges.

DO NOT HALT THIS POSITIVE MOMENTUM – CLINTON GROUP IS NOT THE ANSWER

We value the opinions of our investors and welcome feedback on a variety of topics, as we have displayed openly in our meetings with many of you over the years. However, in the case of Clinton Group, a hedge fund that only recently acquired just 1.3% of the Company’s outstanding shares, we believe they have a self-serving agenda, do not understand the Company’s business, and pose a significant threat to the value of your investment in Stillwater. They offer no new strategy or detailed operating plan and have made several misguided demands that will, in our view, be value-destructive for Stillwater’s shareholders.

CLINTON GROUP IS A SHORT-TERM FOCUSED TRADER WITH A POOR TRACK RECORD AND NO RELEVANT

MINING EXPERIENCE

According to public filings, Clinton Group’s investment experience in the mining industry includes only a few limited forays, none of them PGM-focused, with an average holding period that suggests a significant short-term bias. Further, despite Clinton Group’s promises, its record in “unlocking value for shareholders” is abysmal.

•	Only holds its investments for nine months on average in all of its threatened or pursued proxy contests

•	Failed to create value in five out of seven situations where it gained board seats

•	Averaged a 33% depreciation in value in the seven situations in which they procured board seats

•	Had no publicly disclosed PGM investments prior to Stillwater

Indeed, Clinton Group failed to create value for itself or other shareholders in four out of six situations where it gained board seats. At Digital Generation, Clinton Group lost 41% for shareholders; at Dillard’s, Clinton Group lost 77% for shareholders; Lenox Group lost an astounding 99% of shareholder value during Clinton Group’s activism; and Nutrisystem has dropped 26% since Clinton Group’s involvement.1

CLINTON GROUP HAS PUT FORTH A SLATE OF UNQUALIFIED NOMINEES

WITH QUESTIONABLE SKILLS AND BACKGROUNDS

Equally as worrisome as Clinton Group’s poor track record of value creation are the issues associated with their slate of hand-picked nominees. Clinton Group’s slate is not qualified to oversee a U.S. public company, nor are they qualified to oversee complex, PGM underground mining operations.

•	Seven of Clinton Group’s eight nominees have NO direct PGM experience

•	Seven of Clinton Group’s eight nominees have NEVER served on a U.S. public company Board

Furthermore, each of their nominees brings to bear significant concerns regarding the adequacy of their qualifications and experience, which in turn raises serious doubts as to the suitability of Clinton’s hand-picked slate.

Brian Schweitzer – It is peculiar that Dr. Schweitzer was a staunch supporter of Stillwater while he was in office, but then only weeks after he stepped down, aligned himself with the Clinton Group seeking to disrupt our progress and growth in Montana. Furthermore, we find it unconscionable that he can repeatedly make inaccurate and inflammatory statements regarding Stillwater’s focus in, and commitment to, its Montana operations and still purport to be a viable nominee for Stillwater’s shareholders. Dr. Schweitzer would have you believe we have taken our eye off Montana. Nothing could be further from the truth. (1) 98% of our workforce is based in Montana, (2) in conjunction with our expanding operations, we have grown our Montana-based workforce 21% in the past two years and plan to increase it another 9% by the end of 2013, and (3) we continue to allocate the overwhelming majority of our capital expenditures to our Montana operations and growth projects (i.e., 87% of our 2013 capital spending budget).

Charles R. Engles – Dr. Engles abruptly tendered his resignation as Chairman and CEO of Stillwater in 1997 at a time when the Company struggled as a low-volume, high-cost producer with no clear strategy for future growth or development in Montana. We believe our shareholders should question Dr. Engles regarding his track record at Stillwater and ask him to publicly discuss the reasons for his abrupt resignation. Since then, Dr. Engles has been involved in a number of failed ventures with questionable oversight, including Sundance Homes, Catalytic Solutions and Cutanix Corporation. Furthermore, Dr Engles has been out of the mining industry in any meaningful capacity for 15-plus years.

John DeMichiei – Mr. DeMichiei may be a coal mining professional, but he has no PGM or related hard-rock mining experience and his track record at coal producer Signal Peak Energy raises serious questions and concerns. Under his leadership, Signal Peak has had

1 Source: 13D Monitor, Capital IQ, Company filings, and FactSet as of 4/1/2013. At Nutrisystem, proxy fight was avoided based on a settlement reached to add an independent director. Returns calculated from first public filing to best available exit date or 4/1/13.

significant labor, safety and environmental issues. For example, Mr. DeMichiei took coercive action and threatened employees with loss of wages and benefits when they joined a union. Signal Peak’s Bull Mountain mine reported seven roof falls between 2009 and 2012, compared to just one between 2003 and 2008, before Signal Peak took over the mine. Furthermore, members of the Montana Board of Environmental Review have recently cited “revisiting violations by Signal Peak on a repeated basis” and Signal Peak’s “historic” environmental issues. Separately, there appear to be material inconsistencies in Mr. DeMichiei’s academic and employment record. He claims to have a Bachelor of Science in Mining Engineering from the University of Pittsburgh. The University of Pittsburgh could only confirm attendance for one year, with no record of a degree. Mr. DeMichiei also claims to have a Masters of Business Administration from American University. American University was only able to confirm a Masters of Public Administration.

Michael McMullen – Mr. McMullen’s primary experience appears to be limited to early-stage, non-producing and highly-speculative exploration and development companies. He has no leadership experience at a sizeable producing precious metals mining company like Stillwater. Furthermore, for some reason, he has excluded in his bio his involvement in West African Resources, which is an early stage gold explorer in Burkina Faso.

Patrice E. Merrin – Ms. Merrin was previously banned from the U.S. for a period of time as a result of violations of the Helms-Burton Act. Ms. Merrin engaged in the violations while an executive at the Sherritt Corporation. The Sherritt Corporation jointly owns a zinc mine in Cuba with the Cuban government, which had seized the mine from Freeport McMoRan, a U.S. company, after Fidel Castro came to power.

Michael McNamara – Mr. McNamara has less than 10 years of work experience as a financial analyst, has been unemployed for the last three years, and has had no mining, corporate management or public company board experience whatsoever. Mr. McNamara is extremely unqualified to serve on any public company Board.

Seth E. Gardner – Mr. Gardner is another board nominee with extremely limited experience. He does not appear to have any corporate management experience of any kind and his board experience is limited to Cerberus portfolio companies.

Gregory P. Taxin – Mr. Taxin has no prior investment experience in the PGM industry and little experience in mining. Furthermore, his track record and qualifications as an investor are poor, aside from taking aim at a wide variety of companies in various industries and very publicly announcing change is needed. We believe this is reflective of his short-term focus on investing and lack of understanding the fundamental drivers of businesses he invests in. Ultimately, his poor track record in other activist situations – where in many cases he caused significant value erosion due to ineffective and misguided recommendations – speaks for itself.

CLINTON GROUP CONTINUES TO SHOW A LACK OF UNDERSTANDING OF

STILLWATER’S HISTORY AND BUSINESS

CLINTON GROUP SAYS	THE FACTS
Clinton Group would like Stillwater shareholders to believe that Norilsk had operating control over Stillwater.

•       The Stillwater-Norilsk transaction was a marketing transaction, not a control transaction.

•        Norilsk’s passive management role is made abundantly clear in the publicly filed shareholder agreement that governed the relationship.

•       Norilsk had no control over the operations or budget of the Company other than appointing Directors, fully independent of Norilsk, to constitute a majority of the Board.

•       Importantly, several excellent independent directors Norilsk had nominated continue to serve on Stillwater’s Board today.

Clinton Group criticizes the convertible debt offering that Stillwater announced in October of 2012.

•       The convertible debt offering was necessary, well-structured and low-cost.

•       $ 167 million has already been used to retire existing debt, and the remaining $ 220 million positions the Company to aggressively pursue Montana growth regardless of PGM pricing volatility.

•       The offering provides Stillwater a low-coupon piece of paper, the principal of which can ultimately be repaid in cash, i.e. no shareholder dilution.

STILLWATER’S BOARD OF DIRECTORS ARE HIGHLY QUALIFIED

AND SERVING YOUR BEST INTERESTS

Stillwater’s skilled and experienced director nominees are clearly best suited to leverage the positive turnaround in palladium’s fundamentals and continue building Stillwater as a leading PGM company. Our Directors have experience in PGM, open-pit and underground mining, finance, operations, and project development. The Board has proactively pursued candidates with complementing existing skillsets on the Board and recently added two new Directors. They are committed to the development of the company’s PGM operations and growth programs and creating value for ALL Stillwater shareholders. More detail on each of our Directors is available in our 2013 proxy statement.

THE CHOICE IS CLEAR – VOTE FOR THE STILLWATER NOMINEES

ON THE WHITE PROXY CARD TODAY

Protect the value of your investment. To support your Company’s nominees, who are committed to looking after the best interests of ALL Stillwater shareholders, please use your WHITE proxy card to vote TODAY—by telephone, over the Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. You are urged to discard any green proxy card sent to you by Clinton Group. Even a protest vote against Clinton Group’s nominees on Clinton Group’s green proxy card will cancel any previous proxy submitted by you in favor of Stillwater. Please vote only the WHITE proxy card.

We appreciate all the positive feedback we have received from our shareholders, and thank you for your support.

Best regards,

Francis R. McAllister

Chairman and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you would like to obtain copies of the Company’s proxy materials or have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8906

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any green proxy card sent to you by the Clinton Group, as doing so will revoke your vote on the WHITE proxy card.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining Company can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “projects”, “estimates,” “forecast,” “guidance,” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management’s expectations, is found in the section entitled “Risk Factors” in the Company’s 2011 Annual Report on Form 10-K and in subsequent filings with the United States Securities & Exchange Commission. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

INVESTOR CONTACTS:

Mike Beckstead

(406) 373-8971

Or

Arthur Crozier / Jennifer Shotwell / Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

MEDIA CONTACTS:

Dan Gagnier / Michael Henson

Sard Verbinnen & Co

(212) 687-8080

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